GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3832
Dated April 9, 2002	Dated November 21, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: November 21, 2002

Settlement Date (Original Issue Date): November 26, 2002

Maturity Date: June 15, 2012

Principal Amount (in Specified Currency): US$ 100,000,000

Price to Public (Issue Price): 105.321% (plus accrued interest from June 7, 2002)

Agent's Discount or Commission: 0.400%

Net Proceeds to Issuer: US$ 104,921,000 (plus accrued interest from June 7, 2002)

Interest Rate Per Annum: 6.00%

Interest Payment Date(s):

X June 15th and December 15th of each year commencing December 15, 2002 (with respect to the period from and including June 7, 2002 to but excluding December 15, 2002) and on the Maturity Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GYY4

ISIN No.: US36962GYY42

Common Code: 014932046

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
Page 2
Pricing Supplement No. 3832
Dated November 21, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Company's issue of US$ 3,750,000,000 6.00% Notes Due June 15, 2012 described in the Company's pricing supplement number 3761 dated May 31, 2002.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate)
Page 3
Pricing Supplement No. 3832
Dated November 21, 2002
Rule 424(b)(3)-Registration Statement
Additional Information:	No. 333-84462

General.

At September 28, 2002 the Company had outstanding indebtedness totaling $252.640 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September28, 2002 excluding subordinated notes payable after one year was equal to $251.682 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months ended September 28, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.66

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at 105.321% of the aggregate principal amount less an underwriting discount equal to 0.400% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

$100,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

Global Medium-Term Notes, Series A

TERMS AGREEMENT

November 21, 2002

GENERAL ELECTRIC CAPITAL CORPORATION

201 High Ridge Road

Stamford, CT 06927

Attention: Senior Vice President - Corporate Treasury and

Global Funding Operation

Re: Second Amended and Restated U.S. Distribution Agreement

("U.S. Distribution Agreement") dated as of April 16, 2002

The undersigned (the "Agent") agrees to purchase the principal amount of Global Medium-Term Notes (Pricing Supplement No. 3832), having the following terms:

Maturity Date: June 15, 2012

Principal Amount: USD 100,000,000

Issue Price: 105.321% (plus accrued interest from June 7, 2002)

Settlement Date: November 26, 2002

Place of Delivery: The City of New York, New York

Issue Date: November 26, 2002

Specified Currency: United States Dollars

Interest Rate: 6.00%

Interest Payment Dates: Semi-Annually on each June 15th and December 15th of each year, commencing December 15, 2002 (with respect to the period from and including June 7, 2002 to but excluding December 15, 2002).

Redemption at the option of the Company: None

Repayment at the option of the holder: None

Discount/Commissions: 0.400%

Terms used but not defined herein shall have the meaning assigned to them in the U.S. Distribution Agreement.

The certificate referred to in Section 5(b) of the U.S. Distribution Agreement, the opinion referred to in Section 5(a)(i) of the U.S. Distribution Agreement and the accountants letter referred to in Section 5(c) of the U.S. Distribution Agreement will be required.

LEHMAN BROTHERS INC.

By: _______________________________

Title:

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION

By: _____________________________________

James Tremante

Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

Executive Officer's Certificate

I, James Tremante, Vice President of General Electric Capital Corporation, a Delaware corporation (the "Company"), DO HEREBY CERTIFY pursuant to Section 5(b) of the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002 (the "Distribution Agreement"), among the Company and the Agents named therein, relating to Global Medium-Term Notes, Series A and the related Terms Agreement dated as of November 21, 2002 between the Company and Lehman Brothers Inc. :

The representations and warranties of the Company contained in the Distribution Agreement are true and correct on and as of the date hereof, as if made on and as of such date and the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Distribution Agreement at or prior to the date hereof; and

No stop order suspending the effectiveness of the Registration Statement is in effect, and, to the best of my knowledge, no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission, and there has been no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Prospectus, the Prospectus Supplement, and the Pricing Supplement.

Capitalized terms used in this certificate have the meanings ascribed to them in the Distribution Agreement referred to above.

IN WITNESS WHEREOF, I have signed this certificate as of this 26th day of November, 2002.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:

James Tremante

Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

Assistant Secretary's Certificate

I, David P. Russell, Assistant Secretary of General Electric Capital Corporation, a Delaware corporation (the "Company"), hereby certify that:

(a) No amendment or other document relating to or affecting the Certificate of Incorporation of the Company has been filed in the office of the Secretary of the State of Delaware since August 7, 2002, and no action has been taken by the Company or its stockholders, directors or officers in contemplation of the filing of any amendment or other document relating to or affecting the Certificate of Incorporation of the Company or in contemplation of the liquidation or dissolution of the Company or threatening its corporate existence;

(b) Attached hereto as Annex A is a true and correct copy of the By-Laws of the Company as in full force and effect at all times since September 29, 2002 to and including the date hereof;

(c) Attached hereto as Annex B are true copies of the draft resolutions duly adopted by the Board of Directors of the Company at a meeting held on March 21, 2002; such resolutions have not been amended, modified or rescinded and remain in full force; and such resolutions are the only resolutions adopted by the Company's Board of Directors or any committee thereof relating to the Company's 6.00% Fixed Rate Notes due June 15, 2012;

(d) Each person who, as an officer or attorney-in-fact of the Company, signed the (i) Second Amended and Restated U.S. Distribution Agreement (ii) the Notes; (iii) the Terms Agreement, or any other document delivered in connection with the issuance, offering or sale of the Notes as contemplated by the Terms Agreement, was at the time of such signing and delivery duly elected or appointed, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures ; and

(e) Since the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2002, through the date hereof, there have been no reports (other than reports relating to securities of issuers other than the Company) filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or proxy statements or information statements filed by the Company pursuant to Section 14 of the 1934 Act.

IN WITNESS WHEREOF, I have hereunto signed my name as of November 26, 2002.

______________________________

David P. Russell

Assistant Secretary

g GE Capital

David P. Russell General Electric Capital Corporation

Counsel, 201 High Ridge Road

Treasury Operation and Assistant Secretary Stamford, CT 06927-9400

203-961-5079, Dial Comm 8*228-5079

FAX 203-357-3490, Dial Comm 8*228-3490

Internet: david.russell@gecapital.com

November 26, 2002

Lehman Brothers Inc.

on behalf of itself as Agent

745 7th Avenue

New York, New York 10019

USD 100,000,000 6.00% Fixed Rate Notes Due June 15, 2012

Ladies and Gentlemen:

I have acted as Counsel, Treasury Operations and Assistant Secretary for General Electric Capital Corporation, a Delaware corporation (the "Company"), in connection with (i) the issuance by the Company of USD 100,000,000 of its Global Medium-Term Notes, Series A, described in the Pricing Supplement referred to below (the "Notes") under an Amended and Restated Indenture dated as of February 27, 1997 as amended by the First Supplemental Indenture dated as of May 3, 1999 and the Second Supplemental Indenture dated as of July 2, 2001, each between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, (collectively, the "Indenture"), (ii) the sale and delivery of the Notes to you pursuant to (a) the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002 (the "Distribution Agreement"), between the Company and the agents named therein, and (b) the Terms Agreement dated as of November 21, 2002 (the "Terms Agreement") between the Company and Lehman Brothers Inc., in connection with the purchase from the Company by Lehman Brothers Inc. of the Notes. I have also acted as counsel for the Company with respect to the Registration Statement on Form S-3 (File No. 333-84462) and all amendments thereto (as so amended, the "Registration Statement"). I have also acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under Rule 424(b) of the Securities Act of 1933 (the "1933 Act"): (i) the prospectus dated April 9, 2002 called the "Basic Prospectus," (ii) a prospectus supplement dated April 16, 2002 (the "Prospectus Supplement") relating to the Global Medium-Term Notes, Series A, and (iii) the Pricing Supplement No. 3832 dated November 21, 2002 (the "Pricing Supplement") relating to the Notes. The Basic Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, is herein called the "Prospectus", and references in this letter to the Registration Statement or the Prospectus as amended or supplemented and to amendments and supplements include all amendments and supplements relating to the Registration Statement, the Basic Prospectus, the Prospectus Supplement and the Pricing Supplement to the date hereof except for supplements relating only to securities other than the Notes.

As such Counsel, Treasury Operations and Assistant Secretary, I have also examined such other documents, certificates and instruments and have made such investigation as I have deemed appropriate in order to give the opinions expressed herein.

Based upon the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

2. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification.

3. The Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and has been qualified under the Trust Indenture Act of 1939, as amended.

4. The Notes have been duly authorized by all necessary corporate action and, when executed and authenticated in accordance with the terms of the Indenture and delivered and paid for by the Agents as principal pursuant to the Terms Agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits of the Indenture.

5. Each of the Distribution Agreement and the Terms Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable federal or state law in the United States.

    Neither the execution, delivery and performance of the Distribution Agreement or Terms Agreement nor the issuance and sale of the Notes by the Company as provided in the Distribution Agreement and the Terms Agreement will contravene the Certificate of Incorporation or By-Laws of the Company or result in any violation of any of the terms or provisions of any law, rule or regulation of the United States (other than with respect to the applicable state securities or Blue Sky laws, as to which I express no opinion) or of any indenture, mortgage or other agreement or instrument known to me by which the Company or any of its subsidiaries is bound or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries.

7. The statements contained in the Prospectus under the captions "Description of the Notes" and "Plan of Distribution" fairly present the matters referred to therein.

8. Each document incorporated by reference in the Prospectus which was filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no opinion) complied when so filed as to form in all material respects with the 1934 Act and the applicable rules and regulations of the Commission thereunder.

9. The Registration Statement is effective under the 1933 Act and, to the best of my knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

10. The Registration Statement, the Prospectus, the Pricing Supplement and any supplements and amendments thereto (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, and except for supplements and amendments relating only to securities other than the Notes, as to which I express no opinion) comply as to form in all material respects with the 1933 Act and the rules and regulations of the Commission thereunder.

Based upon my participation in the preparation of the Registration Statement and my review of the Prospectus, the Prospectus Supplement and the Pricing Supplement and any amendments and supplements thereto (including documents incorporated by reference) and examination and discussion of the contents thereof, but without independent check or verification except with respect to the summary of the provisions of the Indenture and the Notes to which my opinion in paragraph 7 relates, I believe that (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no belief) the Registration Statement, at the time they became effective, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

My opinions in paragraphs 3, 4 and 5, insofar as they relate to enforceability, are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the effect of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

I am furnishing this opinion to you solely for your benefit in connection with the transaction herein contemplated, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by, or delivered to, any other person, without my prior written approval in each instance. My opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

Very truly yours,

David P. Russell

General Electric Capital Corporation

Officers' Certificate

with respect to

Global Medium-Term Notes, Series A

Trade No. 3832

The undersigned officers of General Electric Capital Corporation (the "Company"), pursuant to authority delegated to them by resolutions of the Board of Directors of the Company adopted on March 21, 2002 (the "Resolutions") and for the purpose of establishing certain terms for Global Medium Term Notes, Series A, Trade No.: 3832 (the "Notes") to be issued pursuant to the provisions of the Third Amended and Restated Indenture dated as of February 27, 1997, between the Company and JPMorgan Chase Bank as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999 and the Second Supplemental Indenture dated as of July 2, 2001, hereby certify that, pursuant to the Resolutions, the terms of the Notes and of the sale thereof, as set forth on the Schedule annexed hereto, have been approved by the undersigned.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:_________________________________

Senior Vice President - Corporate Treasury

and Global Funding Operation

By:_________________________________

Vice Chairman and Chief Financial Officer

Dated: November 21, 2002

SCHEDULE

Agent: Lehman Brothers Inc.

Trade No. 3832

Method of Sale: Underwritten

Certain Terms of the Notes:

Principal Amount of Notes: US$ 100,000,000

DTC Registered: Yes

Maturity Date: June 15, 2012

Interest Rate: 6.00%

Payment Frequency: Semi-Annually on each June 15 and December 15th commencing December 15, 2002

First Interest Payment Date: December 15, 2002

Issue Price: 105.321% of the principal amount of the Notes

Commissions: 0.400% of the principal amount of the Notes

Closing Date: November 26, 2002

g GE Capital

Lisa R. King General Electric Capital Corporation

Paralegal , 201 High Ridge Road

Treasury Operation and Assistant Secretary Stamford, CT 06927-9400

203-961-5078, Dial Comm 8*228-5078

FAX 203-357-3490, Dial Comm 8*228-3490

Internet:.lisa.king@gecapital.com

November 22, 2002

To: Martin Goldberg

Lehman Brothers Inc.

From: Lisa R. King

Legal Assistant - Treasury

Re: US$100,000,000 6.00% Fixed Rate Notes Due June 15, 2012

CUSIP: 36962GYY4-Reopening

Enclosed please find two original copies of the Terms Agreement for the above-mentioned transaction. Please sign both copies, keep one original for your files, and return the other to my attention as soon as possible.

In addition, please also find two originals each of the following closing documents:

    Pricing Supplement

    Executive Officer's Certificate

    Certificate of Assistant Secretary

    Opinion of David P. Russell

Please give me a call at (203) 961-5078 should you have any questions.

Enclosures